Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2025, relating to the financial statements of Kimberly-Clark Corporation and subsidiaries (“Kimberly-Clark”) and the effectiveness of Kimberly-Clark’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kimberly-Clark for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 13, 2025